Exhibit 5.1

GOODWIN PROCTER LLP

COUNSELLORS AT LAW

EXCHANGE PLACE

BOSTON, MA 02109

October 24, 2006

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, MA 01803

Ladies and Gentlemen:

This opinion is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 2,516,983 shares (the “Shares”) of common stock, par value $0.01 per share, of LeMaitre Vascular, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 1997 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2004 Stock Option Plan, 2006 Stock Option and Incentive Plan and 2006 Employee Stock Purchase Plan (collectively, the “Plans”).

We have reviewed such documents and made such investigation of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on representations in certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and Delaware General Corporation Law and reported judicial decisions interpreting those provisions).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP